Exhibit 10.72

Suite 1502 Level 15 Prosperity Towers 39 Queen’s Road Central Central Hong Kong +852 3726 7000 Phone ihsmarkit.com

29 September 2016

STRICTLY PRIVATE AND CONFIDENTIAL

Shane Akeroyd

Via email

Dear Shane

We are pleased to confirm your transfer from Markit North America Inc. to Markit Group (Hong Kong) Limited (the Company) based in Hong Kong as an Executive Vice President, Global Account Management and Regional Head of Asia Pacific based at Suite 1502, Level 15, Prosperity Towers, 39 Queen’s Road Central, Central Hong Kong. This appointment will take effect from 1 November 2016, provided you have a relevant work permit, and forms part of your continuous service with the Group (as defined in the enclosed Contract of Employment with the Company), which commenced on 18 February 2008.

Your terms and conditions of employment are contained in this transfer letter and the Contract of Employment.

Remuneration

Your base salary will be HK$4,460,000 per annum.

With effect from 1 December 2016 (or one month following the commencement of your employment in Hong Kong in the event that your start date changes), you will receive a housing allowance of HK$1,120,000 per annum.

You will be eligible to participate in the Company’s discretionary bonus plan. The bonus plan is intended to ensure that your total compensation remains competitive with market levels and is reflective of your individual job performance, the results of your business and Markit Group as a whole. Payment of an award in any given year is subject to approval by the board of the Company as well as to your continued satisfactory performance and active employment with us on the date payments are made. The Company reserves the right to unilaterally review and modify the terms and operation of the bonus plan from year to year.

All compensation is subject to any statutory withholdings.

Markit Group (Hong Kong) Limited / Company no. 1487427

Suite 1502, Level 15, Prosperity Towers. 39 Queen’s Road Central, Central. Hong Kong

Employee benefits

Upon commencement of your employment, you are immediately eligible for the following benefits:

•	20 days’ annual holiday per annum (immediately eligible and pro rated for partial year’s service) (inclusive of all statutory annual leave under the Employment Ordinance (Chapter 57 of the laws of Hong Kong)).

•	Participation in the Company’s Mandatory Provident Fund scheme.

•	Private medical cover for you and your immediate family (spouse and children).

•	Life insurance for you in the amount of four times your base salary.

•	Gym / sports club reimbursement up to HK$4,800.

Your eligibility for any benefits offered by the Company is subject in all cases to any eligibility requirements imposed by the provider, and is subject to the terms and conditions, or rules, of the various plans as amended from time to time. The level of insurance cover is at the discretion of the Company and subject to change. Further details of the current schemes available will be given to you at the start of your employment.

Relocation

Immigration assistance

The Company will pay for any reasonable immigration, consulting, legal and processing fees for your move to Hong Kong, either directly or claimed in accordance with the Company’s expense policy.

Relocation benefit

The Company will meet the reasonable cost of relocating you and any relocating dependents up to the value of one month’s Hong Kong gross base salary. You will be provided with a list of relocation companies that provide a wide range of services such as shipping, storage, home searches and furniture rental. Where possible, the relocation company will invoice the Company directly for services taken within your relocation benefit, otherwise you should claim reimbursement via the normal expenses process.

Should you leave the Company on a voluntary basis or as a consequence of gross misconduct within two years of your start date with the Company, you will be required to repay all or some of your utilised relocation benefit as follows:

•	If you leave within 1 year of your start date -100% of the utilised relocation benefit

•	If you leave after 1 year but within 2 years of your start date - 50% of the utilised relocation benefit

Flights

The Company will meet the cost of a flight to Hong Kong for you and any relocating dependents. Your flights should be booked in line with the Global Travel and Expense Policy.

Temporary accommodation

Temporary accommodation will be provided for up to four weeks upon arrival if required, unless you have already secured permanent accommodation in Hong Kong. Please contact MK-Travel Booking if accommodation is required so bookings can be made in advance.

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Taxes

You will be responsible for any tax due on your remuneration.

Tax support

The Company will arrange for its designated tax services provider to provide you with the necessary tax assistance and consultations in the United States, United Kingdom and Hong Kong in the year of transfer only.

The fees for these specific services have been negotiated and agreed by the Group and may not be exceeded nor applied to an alternative provider.

We encourage you to discuss the tax implications of your transfer with the tax adviser. To assist the tax adviser with your tax filings we will provide summaries of your salary and benefits. However, you are responsible for your personal tax returns and you should make sure these returns are complete, accurate and submitted on time to the relevant authorities.

Tax return assistance for partners or dependents will not be authorised.

Claiming expenses

This may be done by an expense claim submitted via the Expenses team supported by receipts/invoices.

All relocation expenses must be claimed within three months of relocating and being incurred as per the expenses policy. They must be authorised by your line manager and Human Resources who will monitor the expenditure against the Company’s policy and any agreed individual restrictions.

Documents

For your review and completion, we enclose:

•	two copies of your Contract of Employment both of which are to be signed and one returned to us confirming your agreement) and;

•	a duplicate copy of this offer letter (one to be signed and returned to us and the other retained for your records).

Please carefully review each of the documents and complete and return them all to us as soon as possible. Please note that the terms of the Contract of Employment shall prevail in the event of a conflict with the terms of this letter.

Commencement of employment

Your commencement of employment with the Company is conditional upon and subject to you being legally entitled to live and work in Hong Kong. As such, prior to your first day of employment you will be required to provide us with necessary documents to verify your ability to work in Hong Kong. If you do not, you may be prevented from commencing employment until you do so. Your ongoing employment with the Company is conditional upon you retaining the right to reside and work in Hong Kong. If you lose such right, then your employment will terminate automatically without any compensation to you.

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Time for acceptance

If we have not received your decision by 5th October 2016 this offer will lapse.

We are confident you will find the position to be both challenging and rewarding.

Yours sincerely,

/s/ Jane Monkhouse
Jane Monkhouse Director, Human Resources Markit Group (Hong Kong) Limited

Acceptance

I acknowledge the above contents and confirm that I understand, accept and agree to the above terms and conditions

/s/ Shane Akeroyd	5/10/2016
SHANE AKEROYD	DATE

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